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                                                                      EXHIBIT 15

Securities and Exchange Commission
450 5th Street, N.W.
Judiciary Plaza
Washington, D.C.  20549

Commissioners:

We are aware that our report dated May 15, 2000 on our review of the interim consolidated financial information of Too, Inc. and subsidiaries (the "Company") as of and for the thirteen-week period ended April 29, 2000 and included in the Company's quarterly report on Form 10-Q for the thirteen weeks then ended is incorporated by reference in the Company's registration statements on Form S-8, Registration Nos. 333-89529, 333-89533, 333-93717 and 333-93715. Pursuant to
Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

Very truly yours,

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Columbus, Ohio
May 31, 2000